UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 12, 2010

VISUALANT, INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 406 Seattle, Washington 98101 (206) 903-1351
(Address of Registrant’s principal executive office and telephone number)

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Principal Officers; Election of Officers

Appointment of new Chief Financial Officer

Visualant, Inc. (the “Company”), today announced that Mark E. Scott has been appointed as its Chief Financial Officer, Secretary and Treasurer. Mr. Scott will be responsible for all financial functions for the Company and will work with Mr. Ron Erickson, the Chief Executive Officer, on the implementation of the Company’s growth strategy.

Mr. Scott has significant financial, capital market and relations experience in public microcap companies. He continues to serve as Chief Financial Officer of IA Global, Inc., a position he has held since October 2003. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc.  He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen.  As a member of the National Association of Corporate Directors, Mr. Scott is a certified corporate director.  Mr. Scott is also a certified public accountant.

(e)

On May 10, 2010, the Board of Directors approved the appointment of Mr. Scott based on the following terms:

Cash compensation:  $2,000 per month until cash is available at which time cash compensation shall be increased to $8,000 per month.

Bonus cash compensation; shall be at the discretion of the senior executive and the board of directors.

Benefits:  Post funding at discretion of recipient and equivalent to other employees in the company.

Stock:  1,000,000 shares of restricted common stock to be granted upon signing at the closing bid price of $.02 per share on May 7, 2010, with 200,000 issued on signing subject to 144 only and 800,000 subject to repurchase by the Company for @ $0.02 per.  The repurchase right shall terminate as to 100,000 shares at the end of every three month period of the two year term.

On May 10, 2010, the Board of Directors authorized to Ron Erickson or his designee the issuance of two Million (2,000,000) shares of restricted common stock of the Company and the grant of options to purchase three million (3,000,000) shares at $0.15 per share. The restricted common stock was issued at the closing bid price of $.02 per share on May 7, 2010. The grant of options vests quarterly over two years and expires on May 6, 2020. This common stock issuance and the grant of options replace the 5,000,000 unissued shares previously approved by the Board of Directors on December 21, 2009.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits –

Exhibit No.	Description
99.1	Press Release of Visualant, Inc. dated May 12, 2010 announcing the appointment of Mark E. Scott as CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO & President

May 12, 2010

Item 9.01  Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits –

Exhibit No.	Description
99.1	Press Release of Visualant, Inc. dated May 12, 2010 announcing the appointment of Mark E. Scott as CFO.